Exhibit 3.1

Articles of Amendment to Articles of Incorporation of CVSL INC. (Name of Corporation as currently filed with the Florida Dept. of State) P11000056213 (Documefloridant Number of Corporation (if known)  Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its Articles of Incorporation:  A. If amending name. enter the new name of the corporation: -The  new name must be distinguishable and  contain  the word "corporation,"  "company, " or  "incorporated"  or the  abbreviation "Corp.,"  "Inc.,"  or Co.," or the designation "Corp, " "Inc, " or "Co". A professional corporation name must contain the word "chartered," "professional association," or the abbreviation "P.A. "  B. Enter new principal office address, if applicable: (Principal office address MUST BE A STREET  ADDRESS)  C. Enter new mailing address. if applicable: (Mailing address MAY BE A POST OFFICE BOX)  D. If amending the registered agent and/or registered office address in Florida, enter the name of the new registered agent and /or the new registered office address:  Name of New Registered Agent (Florida street address)  New Registered Office Address: -'Florida (City) (Zip Code)  New Registered Agent's Signature. if changing Registered Agent: I hereby accept the appointment as registered agent. I am familiar with and accept the obligations of the position. Signature of New Registered Agent, if changing  Page 1 of 4

If amending the Officers and/or Directors, enter the title and name of each officer/director being removed and title, name, and address of each Officer and/or Director being added: (Attach additional sheets, if necessary) Please note the officer/director title by the first letter of the office title: P = President; V= Vice President; T= Treasurer; S= Secretary; D= Director; TR= Trustee; C = Chairman or Clerk; CEO ;::;  Chief Executive Officer; CFO = Chief Financial Officer. If an officer/director holds more than one title, list the first letter of each office held President, Treasurer, Director would be PTD. Changes should be noted in the following manner. Currently John Doe is listed as the PST and Mike Jones is listed as the V. There is a change, Mike Jones leaves the corporation, Sally Smith is named the V and S. These should be noted as John Doe, PT as a Change, Mike Jones, V as Remove, and Sally Smith, SV as an Add. Example: X Change PT  John Doe  X Remove Mike Jones  X Add SV Sally Smith Type of Action (Check One) Address  1) Change  Add Remove 2) Change  Add Remove  3) Change  Add Remove 4) Change  Add Remove 5)  Change  Add Remove 6) Change  Add Remove Title Name Address

E. If amending or adding additional Articles, enter change(s) here: (Attach additional sheets, if necessary).  (Be specific) See Attached F. If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained In the amendment itself: (if not applicable, indicate N/A)

The date of each amendment(s) adoption: April 14, 2014    Effective date if applicable: October 16, 2014  no more than 90 days after amendment file date) Adoption of Amendment(s) (CHECK  ONE)  0 The amendment(s) was/were adopted by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.  0 The amendment(s) was/were approved by the shareholders through voting groups. The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):  "The number of votes cast for the amendment(s) was/were sufficient for approval by (voting group).” The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.  0 The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.  Signature (By a director, president or other officers have not been selected, by incorporator - if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)  Kelly Kittrell (Typed or printed name of person signing)  Chief Financial Officer (Title of person signing) /s/ Kelly L. Kittrell

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
CVSL INC.

Pursuant to Section 607.1006 of the Florida Business Corporation Act (“FBCA”), CVSL Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Florida, hereby adopts the following amendment to its Articles of Incorporation (the “Articles of Amendment”):

1. The name of the Corporation is “CVSL Inc.”  The original Articles of Incorporation were filed with the Secretary of State of the State of Florida on June 15, 2011, Amended Articles of Incorporation were filed with the Secretary of State of the State of Florida on August 9, 2011, Amended Articles of Incorporation were filed with the Secretary of State of the State of Florida on April 12, 2013, and Amended Articles of Incorporation were filed with the Secretary of State of the State of Florida on May 30, 2013.

2. The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 607.10025 of the FBCA setting forth a proposed amendment to the Articles of Incorporation of the Corporation and declaring said amendment to be advisable. No stockholder approval is needed under the FBCA.  The amendment amends the Articles of Incorporation of the Corporation as follows:

Article IV is hereby amended by deleting the first paragraph of Article IV and replacing the paragraph with the following two paragraphs:

“The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 250,500,000 shares, consisting of 250,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 500,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Upon the effective time of the Articles of Amendment to the Articles of Incorporation (the “Effective Time”), the shares of Common Stock issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time shall be reclassified into a smaller number of shares such that every twenty (20) shares of issued Common Stock immediately prior to the Effective Time are reclassified into one (1) share of Common Stock. Notwithstanding the foregoing, no fractional shares of Common Stock shall be issued as a result of the reclassification and any fraction of a share of Common Stock that would otherwise have resulted from the foregoing stock split will be eliminated by rounding such fraction up to the nearest whole share.  Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified; provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.”

3. The Effective Time of these Articles of Amendment shall be October 16, 2014 at 5:00 P.M. Eastern Time.

4. All other paragraphs in Article IV shall remain the same.